UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 28, 2005

Propex Fabrics Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-122829	36-2692811
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

260 The Bluffs, Austell, Georgia 30168

(Address of Principal Executive Offices)

(770) 941-1711

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On November 28, 2005, Propex Fabrics GmbH, a subsidiary of Propex Fabrics Inc., agreed with the local Works Council to a restructuring program for its Gronau, Germany production facility. This restructuring will eliminate excess capacity and reduce costs in response to lower European sales demand. The agreed program will reduce the production schedule to five days per week from seven days per week, eliminating weekend production activity.

Propex Fabrics GmbH intends to complete the program by the end of the first quarter of 2006. During the course of the program, the workforce will be reduced by approximately 50 employees. As a result of the restructuring, Propex Fabrics GmbH estimates it will incur a total expense of approximately $2.3 million, in cash expenditures, primarily related to severance and other termination benefits. This restructuring expense is expected to be incurred and recognized during the fourth quarter of 2005.

Note Regarding Forward-Looking Statements

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPEX FABRICS INC.
(REGISTRANT)

Date: November 30, 2005	By:	/s/ PHILIP D. BARNES
Philip D. Barnes
Chief Financial Officer